Exhibit 99.1

PRESS RELEASE                                      Source: Lawson Products, Inc.
            Lawson Products, Inc. Reports Increase in First Quarter,
                            2004 Sales and Net Income

    DES PLAINES, Ill., April 21 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS) reported net income of $6.5 million for the first quarter of 2004, an increase of 73.7% over the first quarter of 2003. Diluted net income per share of $.69 earned in the first quarter of 2004 was 72.5% higher than the $.40 earned in the same period last year.

    Earnings increased due to increased sales, lower cost of goods sold, continuing efforts to streamline the selling, general and administrative functions, and a lower effective tax rate.

    Net sales of $100.7 million for the first quarter of 2004 increased 4.8% compared to $96.1 million in the first quarter of the prior year and reflected growth in both the maintenance, repair and replacement (MRO) and original equipment marketplace (OEM) segments, as well as a favorable impact of foreign exchange on Canadian and UK sales. The MRO segment net sales grew at a 2.5% pace to $81.4 million in the first quarter of 2004, while the OEM segment net sales grew to $19.2 million, a 15.4% gain over the first quarter in the prior year. Sales growth reflected increased activity with existing customers and attracting new customers in new customer segments.

    Consolidated operating margins of 10% in the first quarter of 2004 improved from 6.5% in the first quarter of 2003, as a result of the factors discussed above.

    Robert J. Washlow, Chairman of the Board and CEO, commented, "We are pleased with our results and feel that some of the initiatives undertaken have started to take root and yield results."

    Lawson Products is an international seller and distributor of systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement marketplace. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.

    This press release, including Mr. Washlow's statements, may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those related to general economic conditions and market conditions in the original equipment manufacturers and maintenance, repair and replacement distribution industries in North America and to a lesser extent, the United Kingdom, the Company's ability to obtain new customers and manage growth, material or labor cost increases, competition in the Company's business, operating margin risk due to competitive pricing and operating efficiencies, seasonality, effectiveness of our sales and marketing programs, and the length of economic downturns in the Company's markets. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

                     LAWSON PRODUCTS, INC. AND SUBSIDIARIES
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)

                                                     Three Months Ended
                                                          March 31,
                                              2004           2003       % Change


Net Sales                                 $100,657,758   $ 96,075,110      4.8%

Income
 Before Taxes                               10,527,262      6,621,171     59.0%

Provision
 for Income Taxes                            4,001,000      2,863,000

Net Income                                   6,526,262      3,758,171     73.7%

Net Income per share of Common Stock:
     Basic                                $       0.69   $       0.40     72.5%
     Diluted                              $       0.69   $       0.40     72.5%

Weighted Average Shares Outstanding:
     Basic                                   9,486,789      9,492,236
     Diluted                                 9,515,152      9,511,473

SOURCE  Lawson Products, Inc.
04/21/2004


/CONTACT:  Joseph Pawlick, Senior Vice President, Accounting, of Lawson
 Products, Inc., +1-847-827-9666/
    /First Call Analyst: /
    /FCMN Contact:  /
    (LAWS)